Exhibit 99.1

Diamond Foods Announces Proposed Agreement to Settle Private Securities Class Action

Company Provides Unaudited Preliminary Fourth Quarter and Full Year Fiscal 2013

Expectations for Net Sales, Gross Margin and Adjusted EBITDA

SAN FRANCISCO, August 21, 2013 (GLOBE NEWSWIRE) — Diamond Foods, Inc. (Nasdaq:DMND) (“Diamond”) today announced that it has reached a proposed agreement, subject to Court approval, to settle the private securities class action pending against the Company and two of its former officers.

Under the terms of the proposed settlement, Diamond would pay a total of $11 million in cash and issue 4.45 million shares of common stock to a Settlement Fund to resolve all claims asserted on behalf of investors who purchased or otherwise acquired Diamond stock between October 5, 2010 and February 8, 2012. The proposed settlement further provides that Diamond denies all claims of wrongdoing or liability.

A substantial portion of the $11 million in cash would be funded by Diamond’s insurers. With respect to the 4.45 million shares of common stock, Diamond would have the ability to privately place, or conduct a public offering of, the shares with the consent of the lead plaintiff and its counsel, prior to distribution of the Settlement Fund. In that event, the Settlement Fund would include the proceeds of the offering in lieu of the settlement shares.

If this proposed settlement is approved by the Court, a notice to the Class members will be sent with information regarding the allocation and distribution of the Settlement Fund and instructions on procedures to follow to make a claim on the Settlement Fund.

“We believe this proposed settlement eliminates the burden of further time, expense and risk related to the class action, allowing the Diamond team to move forward fully focused on expanding the reach of our leading brands and executing on our strategic and operational initiatives for growth,” stated Brian J. Driscoll, Diamond’s Chief Executive Officer. “We continue to strengthen our business and are pleased that our fourth quarter performance enables us to complete fiscal year 2013 in an improved financial position.”

The Company also announced unaudited preliminary fourth quarter and full year fiscal 2013 expectations for net sales, gross margin and adjusted EBITDA as follows:

Fiscal 2013
	Fourth Quarter	Full Year
Net Sales	$196 to $201 million	$860 to $865 million
Gross Margin	25.5% to 27.0%	23.5% to 24.0%
Adjusted EBITDA	$21 to $24 million	$98 to $101 million

Note: Adjusted EBITDA, a non-GAAP financial measure, for the fourth quarter of fiscal 2013 excludes the warrant liability loss, consulting fees, legal expenses, and other costs. Adjusted EBITDA for full year fiscal 2013 also excludes restatement related accounting and legal expenses, Fishers plant closure and other costs.

The Company does not plan to provide preliminary financial information in the future other than in unique circumstances, or in the event of a material event that requires disclosure. The Company plans to release fourth quarter and full year fiscal 2013 earnings in late September.

About Diamond Foods

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information visit our corporate web site: www.diamondfoods.com.

Note Regarding Forward-looking Statements

This press release includes forward-looking statements, including projections as to net sales, gross margin, Adjusted EBITDA, benefits of settling litigation, progress on strategic initiatives, Court approval of the settlement of the securities class action litigation and the possibility of offering the settlement securities to a private purchaser or the public. We have based these forward-looking statements on our assumptions, expectations and projections about future events only as of the date of this press release, and we make such forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Many of our forward-looking statements include discussions of trends and anticipated developments under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file with the SEC. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “may” and other similar expressions to identify forward-looking statements. You also should carefully consider other cautionary statements elsewhere in the reports and in other documents we file from time to time with the SEC. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report. Actual results may differ materially from what we currently expect because of many risks and uncertainties, including: the failure to obtain preliminary or final Court approval of the proposed settlement or delay in obtaining such approval; risks related to decisions by stockholders to opt out of or object to the proposed settlement; the dilutive impact of the issuance of the proposed settlement shares on our stock price; the potential impact on our stock price of sales of the proposed settlement shares into the public market; risks relating to our leverage and its effect on our ability to respond to changes in our business, markets and industry; increase in the cost of our debt; failure to comply with debt covenants; inability to raise additional capital and the possible dilutive impact of raising such capital; risks relating to litigation and regulatory proceedings; uncertainties relating to relations with growers; availability and cost of walnuts and other raw materials; increasing competition and possible loss of key customers; and general economic and capital markets conditions.

CONTACT

Investors:

ICR

Katie Turner

415-230-7952

Media:

ICR

Anton Nicholas

Jessica Liddell

415-445-7431